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August 1, 2002


Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York 11201

Gentlemen:

      Feldman Financial Advisors, Inc. ("Feldman Financial") has completed and hereby provides an updated independent appraisal of the aggregate estimated pro forma market value of Atlantic Liberty Savings, F.A. ("Atlantic Liberty" or the "Association") in connection with its conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Conversion"). Our original appraisal dated June 10, 2002 is incorporated herein by reference. This updated appraisal is being furnished pursuant to discussions with the OTS and a review of current market conditions for new thrift conversions.

      The Conversion will include the formation of a Delaware corporation, Atlantic Liberty Financial Corp. (the "Stock Company"), to be the holding company for Atlantic Liberty. The Stock Company will offer shares of its common stock for sale to eligible depositors and to the Association's employee stock benefit plans in a Subscription Offering. Shares not subscribed for in the Subscription Offering will be offered for sale to certain members of the general public in a Community Offering.

      In preparing this update, we conducted an analysis of the Association that included discussions with its management and a review of its Offering Prospectus dated June 20, 2002. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular and discuused the Association's recent financial performance with management. Our update is based on representations by the Association that information contained in the Offering Prospectus and furnished to us by the Association and its independent auditor is truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Association or its independent auditor.

      This updated valuation and our previous valuation are not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will

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Board of Directors
Atlantic Liberty Savings, FA
August 1, 2002
Page 2

thereafter be able to sell such shares at prices related to our estimate of the Association's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.


RECENT FINANCIAL PERFORMANCE

      Our original appraisal discussed the Association's financial performance for the twelve months ended March 31, 2002. The Association has not issued new financial reports since the initial appraisal, therefore, there is no analysis of recent performance by the Association nor is there an update comparing the Association's financial performance with the Comparative Group. A discussion with management indicates that the Association continues to perform in a manner consistent with the performance detailed in the original appraisal. Please refer to our original appraisal for a comparison of the Association's financial performance with the Comparative Group.


STOCK MARKET CONDITIONS AND COMPARATIVE GROUP PRICE PERFORMANCE

      Since our original appraisal date as of June 10, 2002, stock valuations of thrifts have been relatively stable while the current overall stock market has shown rapid price movements, but with a bias toward the downside.

      While general economic conditions continue to remain unstable, the market for small and mid-size financial institutions continues to remain positive. Interests rates remain at 30-year lows and no increase is anticipated in the near future due to the sluggish nature of the overall economy.

      Exhibit 1 displays the net change in various market indexes between June 10, 2002 and August 1, 2002. During this time span, the S&P 500 Stock Index decreased 14.2%. The SNL Thrift Index, while declining, outperformed the broader market index with a decrease of only 3.9%. The SNL Small Thrift Index declined 2.8% over the same period. While the general markets have continued the decline that started in 2000, thrift stocks have managed to remain relatively flat due to low interest rates and a strong housing market.

      There has been one announced acquisition in the state of New York since June 10, 2002. First Niagara Financial Group, Inc. (MHC) announced on June 27, 2002 that it intended to acquire Finger Lakes Bancorp, Inc. The announced price to book ratio was 170.9% and the announced price to trailing twelve months earnings ratio was 25.0X. The Mid-Atlantic Thrift Index declined by 2.7% between June 10, 2002 and August 1, 2002.

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Board of Directors
Atlantic Liberty Savings, FA
August 1, 2002
Page 3

      As discussed in our original appraisal, the selection criteria for Comparative Group members exclude companies whose trading valuations are influenced by announced acquisitions since stock prices of these companies tend to gravitate toward acquisition offer prices.

      Exhibit 2 displays the relative price change of the Comparative Group companies between June 10, 2002 and August 1, 2002. The Comparative Group posted an average price decline of 0.8%. One of the thrifts in the Comparative Group posted a decline of 16.0%. Nine of the thrifts in the Comparative Group posted price increases while nine thrifts in the Comparative Group posted price declines.


VALUATION APPROACH

      Since our original appraisal, thrift stock valuations in general have remained relatively flat, while the overall market has continued to decline. Since the original appraisal, only one conversion has been completed, Miden Bancorp, Inc. MHC ("Miden"). Miden was a mutual holding company conversion as opposed to full conversion, which the Association is performing. Miden was priced at 87.12% of pro forma book value with a price to earnings multiple of 34.6X. Following the conversion, the stock increased 19.5%.

      Based on the Association's continued operating performance, and current market conditions for thrift stocks and thrift conversions (including strong subscription interest), we have concluded that the Association's pro forma market value at the midpoint should increase 15%, reflecting a new midpoint of $12.9 million.

      Exhibit 3 presents a comparative valuation summary of the Association's pro forma valuation ratios with those of the Comparative Group. Exhibits 4 through 6 present additional detail on the pro forma valuation calculations. The Association's historical financial data is presented through the period ending March 31, 2002.

      At the maximum valuation of $14.9 million, the Association's pro forma fully converted price-to-book ratio is 70.4%, its price-to-LTM earnings ratios is 13.4x, and its price-to-assets ratio is 10.91%. The price-to-book ratio at the adjusted maximum (a ratio reviewed by many investors as a likely final pricing ratio) is 74.1% and the price-to-LTM earnings ratio is 15.7X. Consistent with the valuation relationships expounded upon in our original appraisal and initial update, the Association's price-to-book ratio at the maximum represents a discount to the Comparative Group median price-to-book ratio of 97.4%. The price-to-LTM earnings ratio trails the Comparative Group median price-to-LTM earnings ratio of 15.0x, while the resulting price-to-assets ratio is in line with the Comparative Group median price-to-assets ratio of 10.6%.

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Board of Directors
Atlantic Liberty Savings, FA
August 1, 2002
Page 4

VALUATION CONCLUSION

      Based on current market conditions, it is our opinion that, as of August 1, 2002, the aggregate estimated pro forma market value of the Association should increase 15% from the original valuation, with an updated valuation range of $10,966,880 to $14,878,130 with a midpoint of $12,937,500. The valuation range was based upon a 15 percent decrease from the midpoint to determine the minimum and a 15 percent increase to establish the maximum. Assuming an additional 15 percent increase above the maximum value results in an adjusted maximum of $17,109,840.



Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

/s/ Trent R. Feldman
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By:   Trent R. Feldman
      President